Exhibit 5.1

Hogan Lovells US LLP 1601 Wewatta Street Suite 900 Denver, Colorado 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

November 8, 2018

Board of Directors

McEwen Mining Inc.

150 King Street West, Suite 2800

Toronto, Ontario, Canada M5H 1J9

Ladies and Gentlemen:

We are acting as counsel to McEwen Mining Inc., a Colorado corporation (the “Company”), in connection with the issuance and sale of shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), having an aggregate offering price of up to $90,000,000, from time to time and at various prices in an “at-the-market” offering pursuant to that certain Equity Distribution Agreement, dated November 8, 2018  (the “Sales Agreement”), by and between the Company, UBS Securities LLC, BMO Capital Markets Corp., Cantor Fitzgerald & Co., H.C. Wainwright & Co., LLC, Roth Capital Partners, LLC and A.G.P. / Alliance Global Partners.  The Shares will be sold by the Company pursuant to a prospectus supplement dated November 8, 2018 and the accompanying base prospectus dated July 6, 2018 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration on Form S-3 (File No. 333-224476), as may be amended (the “Registration Statement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Colorado Business Corporation Act, as amended and the Colorado Corporations and Associations Act, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the terms “Colorado Business Corporation Act, as amended” and the “Colorado Corporations and Associations Act, as amended” include the statutory provisions contained therein, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) the execution and delivery by the Company of the Sales Agreement, (ii) issuance of the Shares pursuant to the terms of the Sales Agreement, and (iii) receipt by the Company of the consideration for the

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Shares specified in the resolutions of the Board of Directors, the Shares will be validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares.  We assume no obligation to advise you of any changes in the foregoing subsequent to delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Current Report on Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP